Exhibit 99.1

U.S. Auto Parts Network, Inc. Names Michael Yoshida, Interim Chief Financial Officer

Carson, Calif., September 8, 2014 – U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), one of the largest online providers of automotive aftermarket parts and accessories, today announced the resignation of David G. Robson as its Chief Financial Officer. Michael Yoshida, the Company’s current Controller, will assume the responsibilities as Principal Accounting Officer and Interim Chief Financial Officer effective September 19, 2014. Mr. Yoshida will oversee the Company’s financial operations until a new Chief Financial Officer is hired. The Company has initiated a search for a new Chief Financial Officer.

Mr. Robson is resigning to pursue other opportunities as Chief Financial Officer for a new employer. Shane Evangelist, Chief Executive Officer announced “On behalf of U.S. Auto Parts and our Board of Directors, I would like to thank David for his contributions to the Company as Chief Financial Officer. David’s financial leadership has helped strengthen the Company’s financial position and finance group while positioning the Company for continued growth. We are happy for David and his new opportunity and wish him the very best. We are confident in promoting Michael Yoshida to serve as our Interim Chief Financial Officer while the Company conducts a search for a new Chief Financial Officer. Michael brings a wealth of experience and history with U.S. Auto Parts having served as our Controller since 2009. We are confident that with Michael the Company will continue its growth as U.S. Auto Parts continues to take advantage of the growing online auto parts market”.

Mr. Robson announced “I am grateful to U.S. Auto Parts for the opportunity to serve as its Chief Financial Officer and I believe the Company and its finance team are well positioned to continue to succeed going forward”.

Prior to his appointment as the Company’s Principal Accounting Officer and Interim Chief Financial Officer, Mr. Yoshida has served as the Controller of the Company since 2009. From August 2005 until August 2009, Mr. Yoshida served as the Vice President Finance and Controller for Hot Topic, Inc. and as the Senior Director of Finance and Controller for Bristol Farms from December 1998 until August 2005. Mr. Yoshida served as Chief Financial Officer, Vice President Finance at Farmers Market from May 1995 to December 1998. From 1984 to 1995, Mr. Yoshida held various accounting and finance positions with Ralphs Grocery Company and Irvine Ranch Farmers Market. Mr. Yoshida received his B.S. degree in Accounting from the University of Southern California and an M.B.A. from the California State University, Los Angeles and is a Certified Public Accountant.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company’s network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts’ flagship websites are located at www.autopartswarehouse.com, www.jcwhitney.com, and www.AutoMD.com and the Company’s corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.